FORM OF YUM! BRANDS, INC.
2025 LONG TERM INCENTIVE PLAN
GLOBAL YUM! NON-QUALIFIED STOCK OPTION AGREEMENT

Grant Date:	[Insert]
Grantee:	Name
Aggregate Number of Options Subject to Award:	xxx
Vesting Schedule:	25% on each of the first, second, third and fourth anniversaries of the Grant Date

This GLOBAL YUM! NON-QUALIFIED STOCK OPTION AGREEMENT (“Agreement”) Global YUM! Non-Qualified Stock Option Agreement is made as of the [__]th day of [_________], 2026, by and between YUM! BRANDS, Inc., a North Carolina corporation having its principal office at 1441 Gardiner Lane, Louisville, Kentucky 40213, U.S.A. (“YUM!”), and [_________] (the “Optionee”).
W I T N E S S E T H:
WHEREAS, the shareholders of YUM! approved the YUM! Brands, Inc. 2025 Long Term Incentive Plan (the “Plan”), for the purposes and subject to the provisions set forth in the Plan;
WHEREAS, pursuant to authority granted to it in said Plan, the Management Planning and Development Committee of the Board of Directors of YUM! (the “Committee”), has granted to the Optionee options to purchase the number of shares of YUM! common stock set forth below;
WHEREAS, options granted under the Plan are to be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee shall determine;
WHEREAS, capitalized terms used but not defined in this Global YUM! Non-Qualified Stock Option Agreement shall have the meaning set forth in the Plan;
NOW, THEREFORE, it is mutually agreed as follows:
1.Grant. In consideration of the Optionee remaining in the employ of YUM! or one of its divisions or direct or indirect Subsidiaries (collectively the “Company”), YUM! hereby grants to the Optionee, as of [___________], 2026 (the “Grant Date”), on the terms and conditions set forth in this Global YUM! Stock Option Agreement, including any country-specific terms and conditions for the Optionee’s country set forth in the attached appendix (the “Appendix” and together with the Global YUM! Non-Qualified Stock Option Agreement, the “Agreement”) and the Plan, the right and option to purchase shares of Stock as set forth above in this Agreement (the “Covered Shares”), at an Exercise Price of $[_______] per share, which was the Closing Value (as defined in Section 26) of a share of Stock on the Grant Date. The right to purchase each such share is referred to herein as an “Option”.

2.Exercisability.
(a)Provided the Optionee remains continuously employed by the Company through the applicable vesting date and subject to the terms and conditions of this Agreement including, without limitation, Section 4, the Options shall vest and become exercisable (i) with respect to one-fourth (1/4) of the Covered Shares on the one-year anniversary of the Grant Date (i.e., [________], 20[__], which is referred to as the “Initial Vesting Date” and each such anniversary, a “Vesting Date”), and (ii) after the Initial Vesting Date, with respect to an additional one-fourth (1/4) of the Covered Shares at each of (1) the two-year anniversary of the Grant Date, (2) the three-year anniversary of the Grant Date, and (3) the four-year anniversary of the Grant Date, respectively.
(b)Exercisable Options must be exercised no later than 4PM Eastern Standard Time (“EST”), [__________], 20[__]. The time during which Options are exercisable is referred to as the “Option Term”. If the expiration date falls on a New York Stock Exchange market holiday or weekend, 4PM EST will mean the business day prior to the expiration date.
(c)Once exercisable and until the end of the Option Term or such earlier date of the termination of the Options as set forth in Section 4, all or a portion of the exercisable Options may be exercised from time to time and at any time under procedures that the Committee shall establish from time to time, including, without limitation, procedures regarding the frequency of exercise and the minimum number of Options which may be exercised at any time. Fractional Options may not be exercised and no fractional shares shall be purchasable or deliverable hereunder. No omission to exercise an Option shall result in the lapse of any other Options granted hereunder until the forfeiture, expiration or termination of such Option. The Options shall terminate and expire no later than the end of the Option Term.
3.Exercise Procedure. Subject to the terms and conditions set forth herein, Options may be exercised by giving notice of exercise to Merrill Lynch, the stock plan administrator (or any other stock plan administrator or vendor designated by YUM!) in the manner specified from time to time by YUM! or the stock plan administrator. The aggregate Exercise Price for the shares being purchased, together with any Tax-Related Items (as defined in Section 6 below) the Company may be required to withhold upon such exercise, must be paid in full at the time of issuance of such shares, which may be by (a) for Optionees who resides in the U.S. only throughout the Option Term, tendering previously acquired shares of Stock (or delivering a certification of ownership of such shares), or (b) through a “cashless exercise” (subject to applicable legal restrictions).
4.Effect of Termination of Employment, Death, Retirement and Special Termination.
(a)The Optionee shall have a period of 90 days following the Optionee’s termination of employment with the Company (as determined in accordance with Section 7(h) below) to exercise Options that are vested and exercisable as of the Optionee’s last day of employment, but such exercise period shall not extend beyond the end of the Option Term. Except as otherwise provided in this Section 4 or as otherwise provided by the Committee, the Options shall automatically expire, and no Option may be exercised after, such 90-day period (or, if earlier, the last day of the Option Term).

(b)In the event the Optionee’s employment with the Company is involuntarily terminated by the Company other than for cause, including without limitation as a result of (i) a disposition (or similar transaction) with respect to an identifiable Company business or segment (“Business”), and in accordance with the terms of the transaction, the Optionee and a substantial portion of the other employees of the Business continue in employment with such Business or commence employment with its acquiror, (ii) the elimination of the Optionee’s position within the Company, or (iii) the selection of the Optionee for work force reduction (whether voluntary or involuntary), the Options will also pro rata vest on a monthly basis for the annual vesting period in which the termination occurs such that a portion of the Optionee’s otherwise unvested Options for that vesting period will vest based upon the time the Optionee was employed during the annual vesting period up to the last day of employment (as determined in accordance with Section 7(h) below) and all unvested Options will be forfeited and become unexercisable. In the event the Optionee’s employment with the Company is terminated for cause, the Optionee’s outstanding Options will be forfeited and become unexercisable upon such termination unless otherwise provided by the Committee.
(c)In the event the Optionee’s employment with the Company is terminated by reason of Optionee’s death, all unvested Options will immediately vest as of the date of Optionee’s death. The Optionee’s Options vested pursuant to this paragraph may be exercised before the earlier of: (i) the five year anniversary of the Optionee’s death or (ii) the end of the Option Term set forth in this Agreement. The Optionee’s vested Options may be exercised during the Option term in accordance with this Agreement.
(d)In the event the Optionee’s employment with the Company is terminated by reason of Retirement (as defined in Section 26), and such Optionee is Retirement eligible on his or her date of Retirement, the Optionee’s Options will continue to vest following Optionee’s Retirement through the fourth anniversary of the Grant Date, provided that Optionee remains actively employed by YUM! through the one year anniversary of the Grant Date. The Optionee’s Options that vest pursuant to this paragraph must be exercised before the earlier of: (i) the five year anniversary of the Optionee’s Retirement or (ii) the end of the Option Term set forth in this Agreement and all unvested Options will be forfeited. The Optionee’s vested Options may be exercised during the Option term in accordance with this Agreement.
(e)In the event the Optionee’s employment with the Company is terminated by reason of a Special Termination (as defined in Section 26), the YUM! Stock Options will vest pro rata on a monthly basis for the vesting period in which the termination occurs such that a portion of the Optionee’s otherwise unvested Options for the annual vesting period in which the termination occurs will vest based on the time the Optionee was employed during the annual vesting period up to the last day of employment (as determined in accordance with Section 7(h) below) and all unvested Options will be forfeited. The Optionee’s vested Options may be exercised during the Option term in accordance with this Agreement.
5.Compensation Recovery Policy.
(a)The Optionee acknowledges and agrees that the Options granted to Optionee under this Agreement shall be subject to the YUM! Brands, Inc. Compensation Recovery Policy, amended and restated November 16, 2023 (“Compensation Recovery Policy”), and as in effect on the date of this Agreement.
(b)This Agreement is a voluntary agreement, and each Optionee who has accepted the Agreement has chosen to do so voluntarily. The Optionee understands that all Options provided under the Agreement and all amounts paid to the individual under the Agreement are contingent on the Company’s financial statements not being subject to a material restatement. As a condition of the Agreement, the Optionee specifically agrees that the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the Options for any individual party to such an agreement due to a material restatement of the Company’s financial statements, as provided in Yum’s Compensation Recovery Policy. In the event that amounts have been paid to the Optionee pursuant to the Agreement and the Committee determines that the Optionee must repay an amount to the Company as a result of the Committee’s cancellation, rescission, suspension, withholding or other limitation or restriction of rights, the Optionee agrees, as a condition of being awarded such rights, to make such repayments.
6.Responsibility for Taxes. Regardless of any action YUM! or the Optionee’s employer (if different) (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Optionee’s participation in the Plan that are legally applicable to the Optionee (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and that such liability may exceed the amount actually withheld by YUM! or the Employer. The Optionee further acknowledges that YUM! and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including the grant, vesting or exercise of the Options, the subsequent sale of shares acquired under the Plan and the receipt of any dividends; and (b) do not commit and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Optionee becomes subject to tax and/or social security contributions in more than one jurisdiction between the Grant Date and the date of any relevant taxable, tax and/or social security contribution withholding event, as applicable, the Optionee acknowledges that YUM! and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable, tax and/or social security contribution withholding event, the Optionee shall pay or make adequate arrangements satisfactory to YUM! and/or the Employer to satisfy all Tax-Related Items. In this regard, Optionees who are not subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Insiders”) and who have not otherwise made adequate arrangements to satisfy Tax-Related Items authorize YUM! and/or the Employer, at their sole discretion, to satisfy the obligations with respect to Tax-Related Items by one or a combination of the following: (i) withholding from the Optionee’s wages or other cash compensation paid to him or her by the Company; or (ii) withholding from the proceeds of the sale of shares acquired upon exercise of an Option, either through a voluntary sale or through a mandatory sale arranged by YUM! (on the Optionee’s behalf pursuant to this authorization); or (iii) withholding in shares to be issued upon exercise of an Option. To avoid negative accounting treatment, the Company will withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, the Optionee will be deemed to have been issued the full number of shares subject to the exercised Options, notwithstanding that a number of shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Optionee’s participation in the Plan. Section 16 Insiders who have not otherwise made adequate arrangements to satisfy Tax-Related Items authorize YUM! and/or the Employer, or their respective agents, to satisfy the obligations with respect to Tax-Related Items by withholding from the proceeds of the sale of shares acquired upon exercise of an Option.
Finally, the Optionee shall pay to YUM! or the Employer any amount of Tax-Related Items that YUM! or the Employer may be required to withhold or account for as a result of Optionee’s participation in the Plan or Optionee’s acquisition of shares upon exercise of the Option that cannot be satisfied by the means previously described. YUM! may refuse to honor the exercise and refuse to issue or deliver the shares or the proceeds of the sale of the shares to the Optionee if the Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items.
7.Nature of Grant. In accepting the Option, the Optionee acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by YUM!; it is discretionary in nature; it is discretionary in nature; and YUM! or the Committee has the right to modify, amend, suspend or terminate the Plan and/or this Agreement at any time, to the extent permitted by the Plan;
(b)all decisions with respect to future option grants, if any, will be at the sole discretion of YUM!;
(c)the Optionee is voluntarily participating in the Plan;
(d)the Options and any shares of Stock (or cash) acquired under the Plan are not part of normal or expected compensation or salary;
(e)the Option grant and the Optionee’s participation in the Plan shall not be interpreted to form an employment contract or relationship with YUM! or the Employer or any Subsidiary or affiliate of YUM!;
(f)the future value of the underlying shares is unknown and cannot be predicted with certainty;
(g)if the underlying shares do not increase in value, the Options will have no value;
(h)in the event of termination of Optionee’s employment with the Company (whether or not in breach of local labor laws), the Optionee’s right to receive the Options and vest in the Options under the Plan, if any, will terminate effective as of the date that Optionee is no longer actively employed with the Company (subject to the terms and conditions of the Agreement) and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of employment with the Company (whether or not in breach of local labor laws), the

Optionee’s right to exercise the Options after termination of employment, if any, will be measured by the last day of Optionee’s active employment with the Company (subject to the terms and conditions of the Agreement) and will not be extended by any notice period mandated under local law. The Committee shall have the exclusive discretion to determine when the Optionee is no longer actively employed with the Company for purposes of his or her Option grant;
(i)by accepting the stock options covered by this Agreement, Optionee agrees to an amendment to the terms of all prior Global YUM! Nonqualified Stock Option Agreements between the Company and Optionee pursuant to which there are currently unvested or unexercised Options outstanding, to add a new Section 13 to such Agreements which is identical to Section 13, Restrictive Covenants, of this Agreement.
(j)for Optionees who reside outside the U.S., the following additional provisions shall apply:
(i)the Options and any shares (or cash) acquired under the Plan are not intended to replace any pension rights or compensation;
(ii)the Options and the shares (or cash) acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to YUM! or to the Employer and are outside the scope of the Optionee’s employment contract, if any; such items shall not be included in or part of any calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for YUM! or the Employer; and
(iii)no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from termination of the Optionee’s employment by YUM! or the Employer (whether or not in breach of local labor laws) and in consideration of the grant of the Options to which the Optionee is otherwise not entitled, the Optionee irrevocably agrees never to institute any claim against the Company, waives his or her ability, if any, to bring any such claim and releases the Company from any such claim if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.
8.No Advice Regarding Grant. YUM! is not providing any tax, legal or financial advice, nor is YUM! making any recommendations regarding the Optionee’s participation in the Plan, or his or her acquisition or sale of the underlying shares. The Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Optionee’s participation in the Plan before taking any action related to the Plan.

9.Adjustment for Change in Common Stock. As set forth in the Plan, in the event of any change in the outstanding shares of Stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the number of shares which the Optionee may purchase pursuant to the Options and the Exercise Price at which the Optionee may purchase such shares shall be adjusted appropriately in the Committee’s sole discretion.
10.Nontransferability. These Options are personal to the Optionee and, during his or her lifetime, may be exercised only by the Optionee. Unless otherwise approved by the Committee, the Options shall not be transferable or assignable, other than by will or the laws of descent and distribution, and any such purported transfer or assignment shall be null and void. In the event of the Optionee’s death, the Options may be exercised by the Optionee’s designated beneficiary (or, if none, his or her legal representative).
11.Change in Control. If a Change in Control (as defined in the Plan) occurs prior to the date on which all Options have become fully vested pursuant to Section 2 of this Agreement, the provisions of Section 5 of the Plan shall apply with respect to the Options.
12.Notices. Any notice to be given to YUM! under the terms of this Agreement shall be addressed to YUM! at 1441 Gardiner Lane, Louisville, Kentucky 40213, U.S.A., Attention: Vice President, Compensation and Benefits, or such other address (including any email address) as YUM! may hereafter designate to the Optionee. Any such notice shall be deemed to have been given when personally delivered, addressed as aforesaid, or when enclosed in a properly sealed envelope or wrapper, addressed as aforesaid, and deposited, postage prepaid, with the federal or other official postal service for the Optionee’s country.
13.Restrictive Covenants. By accepting the Options, and in consideration of these rights and receipt of confidential information from the Company during his or her employment, Optionee specifically agrees to the restrictive covenants contained in this Section 13 (the “Restrictive Covenants”) and agrees that the Restrictive Covenants and the remedies described herein are reasonable and necessary to protect the legitimate interests of the Company. Sections 13(b) and 13(c) apply to Optionees who are Level 15 employees (or the equivalent of Level 15 employee) of the Company or above. By accepting the Options awarded in this Agreement, Optionee acknowledges that he or she had a period of at least fourteen (14) calendar days to review this Agreement before accepting the award and that voluntarily accepting the terms of the award in this Agreement before the expiration of the review period shall serve as a waiver of the review period.
(a)Confidentiality. In consideration for receiving the Options, Optionee acknowledges that the Company is engaged in a competitive business environment and has a substantial interest in protecting its confidential information. Optionee agrees that he or she has received and continues to receive, by virtue of his or her position with the Company, access to confidential information (including trade secrets) related to the Company and its business, and Optionee agrees, during his or her employment with the Company and thereafter, to maintain the confidentiality of the Company’s confidential information and to use such confidential information for the exclusive benefit of the Company. Notwithstanding the foregoing, nothing in this Agreement prohibits or should be deemed to limit Optionee (i) from disclosing information in good faith to any federal, state, or local governmental agency, legislative body, or official (or staff member to the foregoing) regarding an alleged violation of law or regulation; (ii) from disclosing information in response to legal process, such as a subpoena to testify at a deposition or in court; (iii) from disclosing or discussing, either orally or in writing, information about alleged discriminatory or unfair employment practices (including without limitation the underlying facts of any alleged discriminatory or unfair employment practice) or other unlawful acts in the workplace or at activities coordinated or sponsored by the Company, whether on or off the Company’s premises, such as harassment (including sexual harassment), discrimination, retaliation, wage and hour violations, sexual assault, violations of public policy, an unfair labor or employment practice, alleged unlawful workplace health and safety practices or hazards related to a public health emergency, or any other conduct that Optionee has reason to believe is unlawful; or (iv) from otherwise making disclosures that are protected under applicable law, including, without limitation, exercising rights under Section 7 of the NLRA to the extent applicable to Optionee. In accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), (A) an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding and (B) if an individual files a lawsuit for retaliation against the Company, or any affiliate, parent, or subsidiary, for reporting a suspected violation of law, the individual may disclose the Company’s, or its affiliate, parent, or subsidiary’s, trade secrets with the individual’s attorney and use the trade secret information related to that suspected violation of law in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
(b)Competitive Activity. Except as set forth in Section 25 below, during Optionee’s employment with the Company and for one year following the termination of Optionee’s employment for any reason whatsoever, Optionee agrees and covenants that: Optionee shall not either directly or indirectly, alone or in conjunction with any other party or entity, perform services, work or consulting for one or more Competitor Companies (as defined in Section 26 below) anywhere in the Territory if such services, work or consulting involve (i) developing or implementing strategies to compete with the Company; or (ii) directly or indirectly supervising or managing employees or other personnel who compete with the Company; or (iii) engaging in duties or responsibilities related to executive management, executive leadership, business strategies, business development, mergers and acquisitions processes, marketing and sales, manufacturing processes, environmental, health and safety processes, supply chain management, capital spending, process and continuous improvement methodologies, or any other duties or activities similar to those Optionee performed for the Company during the Pre-Termination Period. Notwithstanding the foregoing, if the entity that employs Optionee is divested by YUM! such that the employing entity is no longer one of YUM!’s divisions or direct or indirect Subsidiaries, then (i) the closing date of the divestiture of the employing entity shall be deemed a “termination of employment with the Company” for purposes of this Agreement and (ii) Optionee’s continued employment with the employing entity following the divestiture shall not be deemed a breach of this Section 13(b).
In the event that any portion of this Section 13(b) shall be determined by a court or arbitrator to be unenforceable because it is unreasonably restrictive in any respect, it shall be interpreted to extend over the maximum period of time for which it reasonably may be enforced and to the maximum extent for which it reasonably may be enforced in all other respects, and enforced as so interpreted, all as determined by such court or arbitrator in such action. Optionee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
(c)Non-Solicitation. Except as otherwise set forth in Section 25 below, during Optionee’s employment and for eighteen months following the later of (i) termination of Optionee’s employment for any reason whatsoever, Optionee shall not:
(i)induce or attempt to induce any employee of the Company to leave the employ of Company;
(ii)induce or attempt to induce any employee of the Company to work for, render services to, or provide advice to any third party;
(iii)induce or attempt to induce any current or former employee of the Company to supply confidential information of Company to any third party, except where disclosure of a suspected violation of law is made to a federal, state, or local government official or to an attorney for the purpose of reporting or investigating a suspected violation of law or in a complaint or other document filed in a lawsuit or other proceeding, if such complaint or other document is filed under seal;
(iv)employ, or otherwise pay for services rendered by, any employee of the Company in any business enterprise with which Optionee may be associated, connected or affiliated;
(v)induce or attempt to induce any customer, franchisee, supplier, licensee, licensor or other business relation of Company to cease doing business with Company, or in any way interfere with the then existing business relationship between any such customer, franchisee, supplier, licensee, licensor or other business relation and Company; or
(vi)assist, solicit, or encourage any other third party, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Agreement if such activity were carried out by Optionee. In particular, Optionee will not, directly or indirectly, induce any employee of Company to carry out any such activity.
The Company and Optionee agree that the provisions of this Section 13 contain restrictions that are not greater than necessary to protect the interests of the Company.
(d)Partial Invalidity. If any portion of this Section 13 is determined by a court or arbitrator to be unenforceable in any respect, it shall be interpreted to be valid to the maximum extent for which it reasonably may be enforced, and enforced as so interpreted, all as determined by such arbitrator in such action. Optionee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
(e)Clawback & Recovery. Optionee agrees that a breach of any of the Restrictive Covenants set forth in this Section 13 would cause material and irreparable harm to the Company. Accordingly, Optionee agrees that if the Committee, in its sole discretion, determines that Optionee has violated any of the Restrictive Covenants contained in this Section 13, either during employment with the Company or after such employment terminates for any reason, the following rules shall apply:
(i)The Committee may (A) terminate such Optionee’s participation in the Plan and/or (B) send a “Recapture Notice” that will (1) cancel all or a portion of this or any outstanding Options, (2) require the return of any shares of Stock received upon exercise of this or any prior Options and/or (3) require the reimbursement to the Company of any net proceeds received from the sale of any shares of Stock acquired as a result of such exercise or exercises.
(ii)Under this Section 13, the obligation to return shares of Stock received and/or to reimburse the Company for any net proceeds received, pursuant to a Recapture Notice, shall be limited to shares and/or proceeds received by Optionee within the period that is one year prior to and one year following the Optionee’s termination of employment.
(iii)The Committee has sole and absolute discretion to take action or not to take action pursuant to this Section 13 upon determination of a breach of a Restrictive Covenant, and its decision not to take action in any particular instance shall not in any way limit its authority to send a Recapture Notice in any other instance.
(iv)Any action taken by the Committee pursuant to this Section 13(e) is without prejudice to any other action the Committee may choose to take upon determination that the Optionee has violated a Restrictive Covenant contained herein.
(v)This Section 13(e) will cease to apply upon a Change in Control.

(f)Right of Set Off. By accepting the Options, Optionee agrees that the Company may set off any amount owed to Optionee (including wages or other compensation, fringe benefits or vacation pay) against any amounts Optionee owes under this Section 13.
14.Binding Effect.
(a)This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to YUM!, whether by merger, consolidation or the sale of all or substantially all of YUM!’s assets. YUM! will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of YUM! to expressly assume and agree to perform this Agreement in the same manner and to the same extent that YUM! would be required to perform if no such succession had taken place.
(b)This Agreement shall be binding upon and inure to the benefit of the Optionee or his or her legal representative and any person to whom the Options may be transferred by will, the applicable laws of descent and distribution or consent of the Committee.
15.Plan Incorporated. Optionee acknowledges availability and accessibility of the Plan document, this Agreement, the Plan prospectus and either YUM!’s latest annual report to shareholders or annual report on Form 10-K on the Plan and/or YUM websites and agrees that this award of Options shall be subject to all of the terms and conditions set forth in the Plan and this Agreement and that the Plan is incorporated herein. Optionee understands that Optionee may request paper copies of the foregoing documents by contacting YUM!’s executive compensation department. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan except as expressly provided otherwise in this Agreement. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.
16.Data Protection. This Section 16 applies if the Optionee resides outside the U.S. By entering into this Agreement, the Optionee:
(a)hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other grant materials, by and among, as applicable, the Employer, YUM! and any Subsidiary or affiliate of YUM!, for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan;
(b)acknowledges that YUM! and the Employer may hold certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, details of all Options or any other entitlement to Stock outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”);
(c)acknowledges and agrees that Data may be transferred to Merrill Lynch or such other service provider as may be selected by YUM!, which is assisting with the implementation, administration and management of the Plan (presently or in the future), that these recipients may be located in the Optionee’s country of residence or elsewhere (e.g., the United States), and that the recipient’s country may have different data privacy laws and protections to those of the Optionee’s country. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative; and
(d)authorizes the Employer, YUM!, Merrill Lynch and any other possible recipients which may assist YUM! (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any shares acquired under the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his local human resources representative. The Optionee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.
17.Plan Controls. The Options and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan and any Operating Guidelines or other policies or regulations which govern administration of the Plan, which shall be controlling. YUM! reserves its right to amend or terminate the Plan at any time without the consent of the Optionee; provided, however, that Options outstanding under the Plan at the time of such amendment or termination shall not be adversely affected thereby, as set forth in Section 7 of the Plan. All interpretations or determinations of the Committee shall be final, binding and conclusive upon the Optionee and his or her legal representatives on any question arising hereunder or under the Plan, the Operating Guidelines or other policies or regulations which govern administration of the Plan.
18.Rights to Future Grants; Compliance with Law. By entering into this Agreement, the Optionee acknowledges and agrees that the Award and acceptance of Options pursuant to this Agreement is voluntary and occasional and does not entitle the Optionee to future grants of stock options or other awards in the future under the Plan or any other plan, even if options have been granted repeatedly in the past. The Optionee further agrees to seek all necessary approval under, make all required notifications under and comply with all laws, rules and regulations applicable to the ownership of stock options and Stock and the exercise of stock options, including, without limitation, currency and exchange laws, rules and regulations. The Optionee shall have no rights as a shareholder of YUM! until an Option is exercised and shares subject thereto have been issued to the Optionee.
19.Governing Law & Venue. Except as otherwise set forth in Section 25 below, the Optionee’s participation in the Plan and this Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to the principles of conflicts of laws thereof.
For purposes of litigating any dispute that arises in connection with this grant, the Optionee’s participation in the Plan or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Kentucky and agree that such litigation shall be conducted in the courts of Jefferson County, Kentucky, or the federal courts for the United States for the Western District of Kentucky, where this grant is made and/or to be performed.
20.Language. If the Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

21.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by YUM! or a third party designated by YUM!.
22.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
23.Imposition of Other Requirements. The Committee reserves the right to impose other requirements on the Optionee’s participation in the Plan and on any Stock acquired under the Plan, to the extent the Committee determines it is necessary or advisable in order to comply with local laws or to facilitate the administration of the Plan, and to require the Optionee to accept the terms of any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24.Appendix. Notwithstanding any provisions in this Agreement, the Award of Options shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for Optionee’s country. Moreover, if Optionee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Optionee, to the extent YUM! determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement..
25.Acknowledgements and Exceptions for Certain States. If Optionee primarily resides in or provides the majority of his or her services to the Company in any of the states listed below, the below exceptions and acknowledgments shall apply. For avoidance of doubt, Optionee is deemed to provide the majority of his or her services to the Company at the office or other worksite to which he or she is assigned by the Company, or, if approved to work in a fully-remote role, the location of Optionee’s legal residence, which is known to and approved by the Company.

(a)California. The covenants in Sections 13(b) and 13(c) shall apply to Optionee during Optionee’s employment with the Company but shall not apply to Optionee after the termination of Optionee’s employment with the Company, and Section 19 shall not apply to Optionee.
(b)Colorado. The covenants in Section 13 shall be interpreted to apply to the full extent permitted by Colo. Rev. Stat. § 8-2-113 and shall not be interpreted to apply in any manner that would constitute a violation of Colorado law; Section 13(b) shall apply to Optionee during Optionee’s employment with the Company but shall not apply to Optionee after the termination of Optionee’s employment with the Company unless, at the time this Agreement is entered into and the time it is enforced, Optionee earns an amount of annualized cash compensation equivalent to or greater than the threshold amount for highly compensated workers defined by the Colorado Department of Labor; Section 13(c) shall apply to Optionee during Optionee’s employment with the Company but shall not apply to Optionee after the termination of Optionee’s employment with the Company unless, at the time this Agreement is entered into and the time it is enforced, Optionee earns an amount of annualized cash compensation equivalent to or greater than sixty percent (60%) of the threshold amount for highly compensated workers defined by the Colorado Department of Labor; and Section 19 shall not apply to Optionee.
(c)Minnesota. Section 13(b) shall apply to Optionee during Optionee’s employment with the Company but shall not apply to Optionee after the termination of Optionee’s employment with the Company and Section 19 shall not apply to Optionee.
(d)Washington. Section 13(b) shall apply to Optionee during Optionee’s employment with the Company but shall not apply to Optionee after the termination of Optionee’s employment with the Company unless Optionee’s earnings from the Company, when annualized, exceed the amount set forth in RCW 49.62.020 and RCW 49.62.04 and Section 19 shall not apply to Optionee. Optionee acknowledges and agrees that by this Agreement the Company has notified Optionee that, even if this Agreement is deemed to be unenforceable at the time of Optionee’s execution of this Agreement, the Agreement may be enforceable against Optionee in the future due to changes in Optionee’s compensation.
26.Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
(a)“Closing Value” of a share of Stock on any date shall mean an amount equal to the closing sales price of a share of Stock as reported on the composite tape for securities listed on The New York Stock Exchange, on the date in question (or, if no sales of Stock were made on said Exchange on such date, on the preceding day on which sales were made on such Exchange), rounded to two decimal places.
(b)A “Competitor Company” shall be defined as: (i) any company or other entity engaged as a “quick service restaurant” (“QSR”) and (ii) any entity under common control with an entity included in (i) above. Competitor Companies covered under this definition include, but are not limited to: McDonald’s, Domino’s Pizza, Starbucks, Wendy’s, Papa John’s, Restaurant Brands International (including Burger King, Tim Horton’s and Popeye’s Chicken), Culver’s, In-N-Out Burger, Sonic, Hardee’s, Arby’s, Jack-in-the-Box, Chick-fil-A, Chipotle, Q-doba, Panera Bread, Subway, Dunkin’ Brands, Five Guys, Bojangles, Church’s, Del Taco, Little Caesars, Subway, Dico’s, Jollibee, Blaze, MOD Pizza, JAB Holding Company, Darden Restaurants, Inspire Brands and Focus Brands, and their respective organizations, partnerships, ventures, sister companies, franchisees, affiliates, franchisee organizations, cooperatives or any organization in which they have an interest and which are involved in the QSR restaurant industry anywhere in the world, or which otherwise compete with Yum Brands, Inc.
(c)“Pre-Termination Period” means the two (2) year period prior to the termination of Optionee’s employment with the Company for any reason whatsoever.
(d)“Retirement” shall have the meaning used in the YUM! Retirement Plan, as then in effect, whether it occurs on the Optionee’s Normal Retirement Date or Early Retirement Date, or in the event the such Retirement Plan does not apply to the Optionee, “Retirement” shall mean termination of employment by the Optionee on or after the Optionee’s attainment of age 55 and 10 years of service or age 65 and 5 years of service (and not for any other reason). Notwithstanding the definition of

Retirement set forth immediately above, if YUM! receives an opinion of counsel that there has been a legal judgment and/or legal development in the Optionee’s jurisdiction that would likely result in the favorable retirement treatment that applies to this grant under the Plan being deemed unlawful and/or discriminatory, then the Committee will not apply the favorable retirement treatment at the time of the Optionee’s termination of employment and the Options shall automatically expire upon, and no Option may be exercised after, the termination of the Optionee’s employment with the Company.
(e)“Special Termination” means, with respect to an Optionee who has been approved as a franchisee by YUM! or any of its affiliates, the Optionee’s termination of employment with the Company (other than a termination by the Company for cause) to become, immediately following such termination, a franchisee of YUM! or one of its affiliates. Optionees who do not meet the foregoing requirements will not have a Special Termination.
(f)“Territory” means every country in the world (i) in which the Company conducts business and (i)(A) in which Optionee engaged in, supervised or assisted in, collaborated with, or shared or received the Company’s confidential information regarding any business of the Company on behalf of the Company during the Pre-Termination Period, (B) in which Optionee had management responsibility for the Company during the Pre-Termination Period, (C) in which the Company employed or engaged personnel Optionee directly or indirectly supervised or managed during the Pre-Termination Period, or (D) about or in which Optionee had access to the Company’s confidential information during the Pre-Termination Period or had responsibilities on behalf of the Company within the Pre-Termination Period.

APPENDIX
ADDITIONAL TERMS AND CONDITIONS OF THE
YUM BRANDS, INC.
FORM OF GLOBAL NON-QUALIFIED STOCK OPTION AGREEMENT
Terms and Conditions
This Appendix includes additional terms and conditions that govern the Option granted to the Optionee under the Plan if the Optionee resides in one of the non-U.S. countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.
Notifications
This Appendix also includes information regarding exchange controls and certain other issues of which the Optionee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2015. Such laws are often complex and change frequently. As a result, YUM! strongly recommends that the Optionee not rely on the information in this Appendix as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that the Optionee exercises the Option or sell shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Optionee’s particular situation and YUM! is not in a position to assure the Optionee of any particular result. Accordingly, the Optionee is advised to seek appropriate professional advice as to how the relevant laws in the Optionee’s country may apply to his or her situation.
Finally, the Optionee understands that if the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working, transfers employment after the date of grant, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Optionee, and YUM! shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 (e.g., to transfer the Exercise Price or proceeds from the sale of shares acquired under the Plan) must be reported to the German Federal Bank(Bundesbank). The report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of the report (Allgemeine Meldeportal Statistik) can be obtained via the Bundesbank's website (www.bundesbank.de) in English and German. The Optionee will be responsible for satisfying this reporting obligation.

HONG KONG
Terms and Conditions
Securities Law Compliance. To facilitate compliance with securities laws in Hong Kong, the Optionee agrees not to sell the shares issued upon exercise of the Options within six months of the Option grant date.
Notifications
Securities Law Notification. Warning: This offer of Options and the shares to be issued upon exercise of the Options do not constitute a public offer of securities and are available only to employees of YUM! or a Subsidiary. The Agreement, including this Appendix, and the Plan have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong nor have the documents been reviewed by any regulatory authority in Hong Kong. The Optionee is advised to exercise caution in relation to the offer. If the Optionee has any doubt about any of the contents of the Agreement, this Appendix or the Plan, the Optionee should obtain independent professional advice.
ISRAEL
Definitions. This Agreement and its Israeli Appendix shall apply only to an Optionee who is an Eligible 102 Participant as such term is defined under the Israeli Appendix / Sub-Plan, attached hereto as Exhibit A. Capitalized terms not otherwise defined herein and / or in the Plan shall have the meaning assigned to them in the Israeli Appendix / Sub-Plan.
Terms of Options. Certain specific terms of the Options granted hereunder are set forth in Exhibit B attached hereto.
Acceptance of Award and Acknowledgments. The Optionee hereby (a) accepts the Option granted under the Plan, the Israeli Appendix / Sub-Plan and this Agreement, (b) acknowledges to have received, read and understood the Plan, the Israeli Appendix / Sub-Plan and this Agreement, and (c) agrees to be bound by the terms and provisions of the Plan and the Israeli Appendix / Sub-Plan, as amended from time to time, this Agreement, and any tax ruling which was approved by the Israel Tax Authority with respect to the Plan and the Israeli Appendix / Sub-Plan.

Taxation. The following provision supplements Section 6 of the Agreement:
Notwithstanding the above, an Optionee who was granted an Option under Section 102, declares and acknowledges that:
(a)The Optionee accepts and agrees that with respect to any 102 Trustee Grant granted to him or her, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, he or she shall not sell or release from trust any Covered Share received by him or her upon the exercise of a 102 Trustee Grant and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Required

Holding Period under Section 102 of the Ordinance. Notwithstanding the above, the Optionee is aware that if any such sale or release occurs during the Required Holding Period (and such sale or release is not allowed by Section 102 of the Ordinance), the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to him or her and shall be borne solely by him or her.
(b)With respect to 102 Trustee Grant, the Optionee hereby acknowledges that he or she is familiar with the provisions of Section 102 and the regulations and rules promulgated thereunder, including without limitations the type of Option granted to him or her hereunder and the tax implications applicable to such grant.
(c)Should any Non-Trustee Grant be granted to the Optionee, the Optionee hereby agrees that should he or she cease to be employed by the Company or any Affiliate the Optionee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of the Covered Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.
(d)By signing this Agreement the Optionee acknowledges that he or she is aware and agree that any tax consequences arising from the grant of any Option or exercise thereof, from the payment for Covered Shares or from any other event or act (of the Company and/or its Affiliates, the Trustee, or the Optionee himself) hereunder, shall be borne solely by him or her. The Company and/or its Affiliates and/or the Trustee shall be entitled to withhold taxes according to any requirement under applicable laws, rules, and regulations. Furthermore, the Optionee hereby agrees and undertakes to indemnify and reimburse the Company and/or its Affiliates and/or their respective employees, officers, directors or any person acting on their behalf, and/or the Trustee, as the case may be, and hold each of them harmless against and from any and all liability for any tax (including, without limitation, income tax, national insurance and health tax), interest, linkage differentials and penalties thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to such Optionee.
(e)The Optionee will not be entitled to receive from the Company any Covered Shares allocated or issued upon the exercise of his or her Options prior to the full payments of his or her tax liabilities arising from Options which were granted to him or her and/or Covered Shares issued upon the exercise of Options. For the avoidance of doubt, neither the Company nor the Trustee shall be required to affect or complete any registration or recordation in its corporate books and records in respect of any Covered Shares issuable upon the exercise of Options by the Optionee nor release any share certificate to the Optionee until all payments required to be made by the Optionee have been fully satisfied.
(f)The Optionee hereby undertakes not to have any claim against the Company or any of its directors, employees, shareholders or advisors if it emerges, at the time of grant, exercise or settlement of the Options, that the Optionee’s investment in the Stock was not worthwhile, for any reason whatsoever.
(g)With respect to the Options, by signing this Agreement the Optionee hereby confirms the following:

(i)He or she has been notified that the receipt of the Options and the disposition of the Options and Covered Shares to be issued upon the exercise of the Options may result in tax consequences to the Optionee, and that the Optionee has been advised by the Company to consult a tax adviser in this respect;
(ii)Neither the Company nor any of its employees, officers, directors or any other person acting on its behalf (including representatives, legal counsels and tax advisers) have or shall be deemed to have provided the Optionee any advice with respect to the grant of any Options, the terms of this Agreement, or any other document, or with respect to any tax consequences.

Trustee.
(a)With respect to the Options granted pursuant hereto, by signing and delivering this Agreement, the Optionee hereby confirms that he or she read the provisions of the Trust Agreement, a copy of which is attached hereto as Exhibit C, and that the terms and conditions thereof are hereby agreed and acknowledged and it is agreed that a condition to the grant of the Options is the Optionee agreement to be bound by, and comply with, its provisions.
(b)The grant of the Options is conditioned upon the Optionee signing all documents requested by the Company, the Trustee and the ITA (if required).
(c)The Company may replace the Trust Agreement or amend, cancel, renew or replace the terms of the Agreement at any time, at its sole discretion, subject to the provisions of Section 102.
(d)By signing and delivering this Agreement, the Optionee hereby confirms that he or she is aware that the Options may be held by a global stock plan administrator other than the Trustee, and that any Covered Shares allocated or issued upon the exercise of his or her Options shall only be transferred and held by the Trustee in trust for the benefit of the Optionee. In any event, any Options (or any Covered Shares allocated or issued upon the exercise of his or her Options) shall not be transferred directly from the global stock plan administrator to the Optionee or any other person other than the Trustee.
Data Protection. The following provision supplements Section 16 of the Agreement:
The Optionee acknowledges that he/she is not obligated by law to provide any personal data under this Agreement, and that any such provision of personal data is subject to his/her own free will.
Exhibits. Exhibits A-C attached hereto shall be considered an integral part of this Israeli Appendix.
Optionee Confirmation
I, the undersigned, hereby acknowledge receipt of a copy of the Plan and the Israeli Appendix / Sub-Plan and accept the grant of the Options subject to all of the terms and provisions thereof.

I have reviewed the Plan, the Israeli Appendix / Sub-Plan and this Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understand all provisions of this Agreement.
I agree to notify the Company immediately upon any change in the email address indicated below.

I, THE UNDERSIGNED, ACKNOWLEDGE THAT I AM FAMILIAR WITH THE ENGLISH LANGUAGE AND DO NOT REQUIRE TRANSLATION OF THIS APPROVAL AND ANY ANNEXED DOCUMENTS TO ANY OTHER LANGUAGE. I FURTHER ACKNOWLEDGE THAT I HAVE BEEN ADVISED BY THE COMPANY THAT I SHOULD CONSULT AN ATTORNEY WITH RESPECT TO, AND BEFORE EXECUTING, THIS GRANT LETTER APPROVAL AND THAT I HAVE BEEN AFFORDED AN OPPORTUNITY TO DO SO.

אני, הח"מ, מצהיר/ה בזאת כי השפה האנגלית מוכרת לי וכי איני זקוק/ה לתרגום של אישור זה והמסמכים המצ"ב לשפה אחרת. אני גם מצהיר/ה ומודיע/ה כי הומלץ בפניי על ידי החברה לקבל ייעוץ משפטי בקשר למכתב הענקה ואישור זה בטרם החתימה עליו וכי ניתנה לי הזדמנות נאותה לעשות כן.

NETHERLANDS
No country-specific requirements apply.
SPAIN
Terms and Conditions
Nature of Grant. The following provision supplements Section 7 of the Agreement:
In accepting the Options, the Optionee consents to participation in the Plan and acknowledges that he or she has received a copy of the prospectus (also referred to as the Memorandum) and that the Plan will be provided upon request.
The Optionee understands that YUM! has unilaterally, gratuitously, and in its sole discretion decided to grant Options under the Plan to individuals who meet the eligibility requirements set forth in the Plan. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind YUM! or any Subsidiary or affiliate, other than to the extent set forth in the Agreement. Consequently, the Optionee understands that the Options are offered on the assumption and condition that the Options and any shares acquired under the Plan are not part of any employment contract (either with YUM! or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. Further, the Optionee understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant of the Options since the future value of the underlying shares is unknown and unpredictable. In addition, the Optionee understands that this offer would not be made but for the assumptions and conditions referred to herein; thus, the Optionee acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the Options shall be null and void.

Further, the Optionee understands that in the event of his or her termination of employment, the Option may cease vesting immediately effective on the date the Optionee is no longer actively employed (as determined in accordance with Section 7(g) of the Agreement), unless otherwise specifically provided in the “Effect of Death, Retirement, Total Disability and Termination of Employment” section of the Agreement. This may be the case, for example, even if (1) the Optionee is considered to be unfairly dismissed without good cause; (2) the Optionee is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Optionee terminates service due to a change of work location, duties or any other employment or contractual condition; (4) the Optionee terminates service due to a unilateral breach of contract by YUM! or a Subsidiary; or (5) the Optionee employment terminates for any other reason whatsoever. The Optionee acknowledges that the Optionee has read and specifically accepts the conditions referred to in the “Exercisability,” “Effect of Death, Retirement, Total Disability and Termination of Employment” and “Nature of Grant” sections of the Agreement.
Notifications
Exchange Control Information. Exchange Control Notification. The Optionee must declare the acquisition of shares to the Dirección General de Comercio e Inversiones (the “DGCI”), which is a department of the Ministry of Industry, Tourism and Commerce, for statistical purposes. The Optionee must also declare ownership of any shares by filing a Form D-6 with the Directorate of Foreign Transactions each January while the shares are owned. In addition, the sale of shares must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold, in which case, the filing is due within one month after the sale.
Foreign Asset/Account Reporting Information. The Optionee is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.

Further, effective January 1, 2013, to the extent that the Optionee holds shares and/or has bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31 each year, the Optionee will be required to report information on such assets in his or her tax return (tax form 720) for such year. After such shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported shares or accounts increases by more than €20,000. If the value of such shares and/or accounts as of December 31 does not exceed €50,000, a summarized form of declaration may be presented.
Securities Law Notification. The grant of Options and the shares issued pursuant to the exercise of the Options are considered a private placement outside of the scope of Spanish laws on public offerings and issuances of securities.
VIETNAM
No country-specific provisions, provided the Participant is not a Vietnamese national. If the Participant is a Vietnamese national, different terms and conditions apply.

By electronically accepting the grant of the Options and participating in the Plan, the Optionee agrees to be bound by the terms and conditions in the Plan and this Agreement.
YUM! BRANDS, INC.
By:
Tracy Skeans
YUM! Brands, Inc., Chief Operating Officer and Chief People and Culture Officer